SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

NAPTUA GOLD CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE

     22-3386947

(State or other jurisdiction of

                      (I.R.S. Employer Identification No.)

incorporation or organization)

103 E. HOLLY ST., SUITE 303

BELLINGHAM, WA 98226

 (Address of principal executive offices)

(former address)

5391 Blundell Road

Richmond BC, Canada

EMPLOYMENT AGREEMENT

(Full title of the plan)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amounts to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	14,000,000	$0.26	$3,640,000	$294.47

(1)

Represents shares to be issued pursuant to employment, consulting and professional service agreements for continued services by officers, attorneys, directors and consultants to Registrant, including services related to sales and marketing of the Company's products and services; and seeking joint ventures and potential acquisitions; all of the foregoing in furtherance of the Registrant's business.

(2)

Bona fide estimate of maximum offering price solely for calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, based on the average bid and asked price of the registrant’s common stock as of April 8, 2004, a date within five business days prior to the date of filing of this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428 (b) (1). Such documents need not be filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

This Registration Statement on Form S-8 (the "Registration Statement") of Naptau Gold Corporation a Delaware corporation, the "Registrant") covers14,000,000 shares of the Registrant's common stock, par value $0.001 per share ("Common Stock").

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by Naptau Gold Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:

1.

The Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2003.

2.

All reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year ended December 31, 2003.

3.

The Company's Form 10-SB registration statement filed on September 29, 1997 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Prior to the filing, if any, of a post-effective amendment, that indicates that all securities covered by this registration statement have been sold or that de-registers all such securities then remaining unsold, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities

The Registrant’s common stock is subject to the reporting requirements of the Securities

 Exchange Act of 1934.  The Registrant’s authorized capitalization is 500,000,000 shares of common stock, $0.001 par value, of which 6,133,500 shares of common stock are issued and outstanding as of December 15, 2003.

The Registrant’s preferred stock authorized capitalization is 5,000,000 shares of preferred stock, $0.001 par value, no shares of preferred stock are issued and outstanding as of December 15, 2003.

Holders of the Registrant’s common stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders.  Shares of common stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of common stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors.  The Registrant’s board of directors has authority, without action by the Registrant’s shareholders, to issue all or any portion of the authorized but unissued shares of common stock, which would reduce the percentage ownership of the Registrant of its shareholders and would dilute the book value of the common stock.  Further, the Articles of Incorporation provides that the Board of Directors may issue stock for consideration as may be fixed by the Board of Directors from time to time.

Shareholders of the Registrant have no preemptive rights to acquire additional shares of common stock.  The common stock is not subject to redemption and carries no subscription or conversion rights.  In the event of liquidation of the Registrant, the shares of common stock are entitled to share equally in corporate assets after the satisfaction of all liabilities.  Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends.  During the last two fiscal years the Registrant has not paid cash dividends on its common stock and does not anticipate that it will pay cash dividends in the foreseeable future.

The common stock of the Company being registered pursuant to this registration statement is part of a class of securities registered under Section 12 of the Exchange Act.  A description of such securities is contained in the Company’s initial Form 10-SB registration statement filed with the Commission on September 29, 1997, and is incorporated herein by reference. (See “Item 3. Incorporation of Documents by Reference”).

Item 5. Interests of Named Experts and Counsel

Not Applicable

Item 6. Indemnification of Directors and Officers

The Registrant shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The  Registrant has not, at this time obtained  any directors' and/or officers' insurance providing for indemnification of the Registrant's directors, officers and/or employees for certain  liabilities, but it expects to do so in the future.

The Company has not entered into individual indemnity agreements with its officers or directors. The Company's By-Laws, however, provide a blanket indemnification that the Company shall indemnify, to the fullest extent under Delaware law, its directors against certain liabilities incurred with respect to their service in all instances where the director acted in good faith and in reliance upon information obtained from noted reliable sources.

Item 7.   Exemption from Registration Claimed

No restricted securities are being re-offered or resold pursuant to this registration statement.

Item 8. Exhibits.

Exhibit Number

Description

-------------- -----------

4.1

Employment Agreement Between Naptau Gold Corporation and Edward D. Renyk -------------- -----------

5.1

Opinion of Attorney

23.1

Consent of Accountant

23.2

Consent of Attorney (included in exhibit 5.1)

24.1

Power of Attorney

Item 9.  Undertakings

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

To treat, for the purpose of determining any liability under the Securities Act of 1933 as amended (the “Securities Act”), each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of  Bellingham, Washington on April 12, 2004.

Naptau Gold Corporation

/s/ J. Greig

By:  ______________

      J. Greig, President, Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act, the following persons, in their respective capacities, have signed this registration statement on the date indicated.

Signature

     Title

Date

/s/ J. Greig

__________

            President & CEO

     April 12, 2004

 J. Greig

/s/ E. D. Renyk          Secretary, Principal Accounting Officer               April 12, 2004

Edward D. Renyk -------------- -----------

EXHIBIT 4.1

EMPLOYMENT AGREEMENT

BETWEEN

NAPTAU GOLD CORPORATION

AND

EDWARD D. RENYK

AGREEMENT dated this 30th day of June, 1995, between:

NAPTAU GOLD CORPORATION, a Delaware Corporation (hereinafter the "Company") having its registered offices at 11th Floor, Rodney Square North, 11th and Market Streets, Wilmington, New Castle County, Delaware 19801, and

EDWARD D. RENYK (hereinafter the "Employee").

NOW, THEREFORE, in consideration of the foregoing, ten dollars paid in hand, and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the following is agreed:

1.

DUTIES.

The Company hereby employs Edward D. Renyk as President having powers and duties in this capacity as set forth from time to time by the Board of Directors (the "Board") in the By-Laws of the Company.  Employee shall devote his best efforts to the Business of the  Company. In case of a conflict of Employee’s consulting business activities and the Company, Employee agrees the responsibilities to the Company shall have precedence.

2.

COMPENSATION

As compensation for his services to the Company, in whatever capacity rendered, the Company shall pay to Employee monthly $7,500(US) per month, from July 1, 1995 and for the rest of calendar year 1995. This salary shall be paid over the term of this Agreement which is five years, with cost of living adjustments (rounded to the nearest $100.00) being made on the first day of each calendar year. On a percentage basis this increase shall be equal to the percentage of increase in the National Consumer Price Index.

In addition, Employee shall be entitled to the following (when available):

1)

company paid life insurance equal to twice Employee's annual salary (if Employee qualifies);

2)

medical insurance coverage, including major medical and dental coverages equivalent to that provided to other key employees of the Company;

3)

such disability coverage as is maintained on other key  employees, and,

Employee shall be entitled to four weeks of vacation per year. Employee shall be entitled to all holidays provided to other key employees of the Company.

Further, Employee shall receive incentive compensation in the form of a royalty on net sales, paid no later than thirty days after the end of the Company’s fiscal year equal to:

0.5%

of the first five million dollars in net sales;

0.75%

of the next twenty million dollars in net sales; and,

1.0%

thereafter of net sales.

3.

EXPENSES

The Employee may incur reasonable expenses for promoting the business of the Company, including expenses for maintenance of Employee owned vehicle, travel, entertainment and similar items. The company will reimburse the Employee for all such expenses upon the presentation by the Employee, from time to time, of an itemizes account justifying such expenditures. Such reimbursement shall be provided within 10 working days of such presentation by Employee.  To facilitate Employee's performance the Company will issue to Employee a company credit card, when available.

4.

FINANCIAL CONTROLS

As set forth from time to time by the Board of Directors.

5.

NOTICE

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and by registered mail, and mailed to the parties at the following Addresses:

COMPANY:

at the principal offices of the Company,

with copies to: Roger L. Fidler, 400 Grove Street,

Glen Rock, New Jersey 07452

EMPLOYEE:

at his last known residence.

6.

TERMINATION

This Agreement may be terminated in any one of the following manners:

1.

The death of Employee;

2.

The failure of the Company, as evidenced by filing under the Bankruptcy Act for liquidation, or the making of an assignment for the benefit of creditors; or,

3.

A material breach of this Agreement executed between the Company and the Employee.

EXHIBIT 5.1

                                                                             OPINION OF ATTORNEY

        Carl P. Ranno

         2816 East Windrose

         Phoenix, Arizona 85032

April 12, 2004

Naptau Gold Corporation

RE:  Opinion of Counsel-Registration Statement on Form S-8

Gentlemen,

I have acted as the Attorney for Naptau Gold Corporation. (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 under the Securities Act of 1933, as amended, (the “Registration Statement”), relating to 14,000,000 shares of the Company’s common stock, $0.001 par value, issuable pursuant to the Company’s Employment Agreement (the “Plan”).

I have examined the Company’s Articles of Incorporation, as amended, the Company’s By Laws, the Registration Statement and the records of meetings of the Board of Directors including resolutions based on said meetings and other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions herein rendered.

Based on my examination as above stated, I am of the opinion that the shares of Common Stock issuable with the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.  Additionally, even though the certificates will be issued free of a restrictive legend, the employee in that he is an affiliate will be subject to the volume requirements as set forth under Rule 144(e) of the General Rules and Regulations of the Securities and Exchange Commission so long as he remains an affiliate

Additionally, I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Carl P. Ranno

Carl P. Ranno, Esq.

EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANT

G. Ross McDonald

Chartered Accountant

Suite 1402, 543 Granville Street

Vancouver, BC, V6C 1X8

I consent to the incorporation by reference in the Registration Statement of Naptau Gold Corporation on Form S-8 to be filed on or about April 12, 2004 of my report on the consolidated financial statements of Naptau Gold Corporation which expresses an unqualified opinion and includes an explanation as found in Note 1 of the Financial Statements relating to ongoing concern uncertainty appearing in the Annual Report on Form 10-KSB of Naptau Gold Corporation for the years ended December 31, 2003 and 2002.

I also consent to the reference of G. Ross McDonald Chartered Accountant as an expert in accounting and auditing.

“G. Ross McDonald”  (signed)

_____________________________________

Dated:  April 12, 2004

G. Ross McDonald

Chartered Accountant

Suite 1402, 543 Granville Street

Vancouver, BC, V6C 1X8

7.

APPLICABLE LAW

Except to the extent of that which must be governed by the General Corporation Law of the State of Delaware, this Agreement shall be governed by the laws of the State of New Jersey and shall be enforceable only in the Superior Court of New Jersey for Bergen County. If any provision of this Agreement is declared void, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

8.

BINDING EFFECT

This Agreement shall have binding effect upon the parties hereto, when approved by the Board, and upon their respective Personal representatives, legal representatives successors and assigns. Any waiver of any breach of this Agreement shall be made in writing and shall be applicable only to such breach and shall not be construed to waive any subsequent or prior breach other than the specific breach so waived.

9.

SUPERSEDES EARLIER AGREEMENTS

This Agreement supersedes all earlier agreements.

10.

EXISTING PRACTICE

Nothing contained herein shall prevent Employee from carrying on his existing consulting practice in a reasonable manner, so long as such arrangement does not materially and substantially impair the business of the Company or Employee’s responsibilities with the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement the date first written above.

NAPTAU GOLD CORPORATION

/s/ E. D. Renyk

/s/ J. J. McIntyre

by:_____________________________

Edward D. Renyk

John J. McIntyre, Director

/s/ L. E. Mear

by: _____________________________

Lloyd E. Mear, Director

EXHIBIT 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below severally constitutes and appoints J. Greig as true and lawful agent with full powers of substitution and re-substitution for them in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully, to all intents and purposes, as they might or could do in person, hereby ratifying and confirming all which said agent may lawfully do, or cause to be done, by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, who constitute the entire board of directors.

April 12, 2004

Naptau Gold Corporation.

/s/ J. Greig

_________________

J. Greig,

President and Member of the Board of Directors

/s/ E. D. Renyk

__________________

Edward D. Renyk,

Secretary, and Member of the Board of Directors

/s/ Larry Fix

___________________

Larry Fix,

Member of the Board of Directors

/s/ Ludwig Stromeyer

__________________

Ludwig Stromeyer,

Member of the Board of Directors